Exhibit 99

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The first quarter of 2009 has come and gone and, unfortunately, the nation’s economy has not improved since my last correspondence with you.  Unemployment remains high, asset values are still weak and the banking system remains under a great deal of stress. Moreover, as this letter is being drafted, there are few, if any, indications that economic conditions will improve in the near future.  Because of our role as financial intermediaries, the financial performance of banks is something of a barometer for the overall economy. To one degree or another, the financial performance of all banks is being impacted by the recession and First Mid is no exception.  While our capital ratios are high, our loan loss reserves have increased and our balance sheet remains quite liquid (all in response to deliberate actions we began taking last year to prepare for an extended recession), our profitability is nevertheless down from the first quarter of 2008.

The financial statements that follow provide a “snapshot” of our financial position and of our year-to-date 2009 performance as compared with 2008.  More detail can be found in the first quarter Form 10-Q which we plan to file with the Securities and Exchange Commission on May 8, 2009.   Our first quarter results contained a few items that are worthy of comment.

In February, we strengthened our tier one capital position significantly with the completion of the majority of our planned convertible preferred stock issuance. $22.6 million of preferred stock has been issued to date in 2009 with $2 million more expected to be issued in the second quarter following regulatory approval.

We took a non cash charge to earnings amounting to $870 thousand in the first quarter of 2009 to recognize an other-than-temporary impairment charge on two of our investment securities. These securities, known as trust preferred securities, are pooled community bank debt issuances. We purchased these securities several years ago but they have recently come under pressure from credit and market conditions and we felt the prudent course of action was to write down the carrying value of the securities. The decline in market value of these securities had already been included in capital as required by accounting standards and the change in book value is negligible.

Our provision for loan losses was $604 thousand in the first quarter as compared to $191 thousand last year. Net charge offs remained quite low at $196 thousand (.03% of average loans), but with loan customers under increased stress, it was appropriate to increase both the quarterly provision and the amount of the allowance account.

We also recognized a one-time gain of $1 million on the sale of our merchant card servicing portfolio.  This is an activity we began in the mid 1990s as a way to grow business checking account balances. The program was successful with over 600 businesses participating. It also carried with it, however, a substantial amount of identity theft risk and we concluded that risk could best be managed by an entity that specializes in that endeavor. We will continue to sell these services and develop the deposit relationships but with a lower risk profile.

There are other factors as well which impacted the first quarter performance and I encourage all shareholders to review our Form 10-Q when it becomes available.

While I remain confident in the long term future of the American economy, the future of community banks in general and First Mid in particular, there is no escaping the fact that we are in a difficult period.  Different economists make different predictions as to when economic growth will begin again but, as I am not an economist, I can make no such predictions. What the Board and management will continue to do is to take those actions necessary to keep our balance sheet strong and our risk profile manageable.  In doing so, we will be able to navigate our way through these difficult economic times and position First Mid for future opportunities.  As always, if you wish to speak with me my direct line number is 217/258-0415 and my e-mail address is browland@firstmid.com.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

April 29, 2009

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Mar 31	Dec 31
	2009	2008

Assets
Cash and due from banks	$49,555	$17,756
Federal funds sold and other interest-bearing deposits	70,235	68,887
Investment securities:
Available-for-sale, at fair value	211,457	169,476
Held-to-maturity, at amortized cost (estimated fair value of $470
and $609 at March 31, 2009 and December 31, 2008, respectively)	458	599
Loans	710,479	741,938
Less allowance for loan losses	(7,993)	(7,587)
Net loans	702,486	734,351
Premises and equipment, net	15,258	14,985
Goodwill, net	17,363	17,363
Intangible assets, net	3,370	3,562
Other assets	22,356	22,721
Total assets	$1,092,538	$1,049,700

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$119,764	$119,986
Interest bearing	730,592	686,368
Total deposits	850,356	806,354
Repurchase agreements with customers	69,887	80,708
Other borrowings	37,750	50,750
Junior subordinated debentures	20,620	20,620
Other liabilities	7,989	8,490
Total liabilities	986,602	966,922
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
4,527 shares in 2009)	22,635	-
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,291,247 shares in 2009 and 7,254,117 shares in 2008)	29,165	29,017
Additional paid-in capital	25,942	25,289
Retained earnings	59,990	58,059
Deferred compensation	2,775	2,787
Accumulated other comprehensive income (loss)	(1,584)	(416)
Treasury stock at cost, 1,171,058 shares in 2009
and 1,121,273 in 2008	(32,987)	(31,958)
Total stockholders’ equity	105,936	82,778
Total liabilities and stockholders’ equity	$1,092,538	$1,049,700

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the three-month periods ended March 31,	2009	2008

Interest income:
Interest and fees on loans	$10,863	$12,354
Interest on investment securities	2,084	2,122
Interest on federal funds sold & other deposits	17	311
Total interest income	12,964	14,787
Interest expense:
Interest on deposits	3,573	4,850
Interest on repurchase agreements with customers	26	368
Interest on other borrowings	445	701
Interest on subordinated debt	316	366
Total interest expense	4,360	6,285
Net interest income	8,604	8,502
Provision for loan losses	604	191
Net interest income after provision for loan losses	8,000	8,311
Non-interest income:
Trust revenues	579	744
Brokerage commissions	79	99
Insurance commissions	745	709
Services charges	1,134	1,321
Securities gains (losses), net	(869)	151
Mortgage banking revenues	88	108
Other	1,927	838
Total non-interest income	3,683	3,970
Non-interest expense:
Salaries and employee benefits	4,204	4,124
Net occupancy and equipment expense	1,314	1,235
Amortization of intangible assets	192	191
Other	2,673	2,235
Total non-interest expense	8,383	7,785
Income before income taxes	3,300	4,496
Income taxes	1,115	1,574
Net income	$2,185	$2,922

Per Share Information (unaudited)
For the three-month periods ended March 31,	2009	2008
Basic earnings per common share	$.31	$.47
Diluted earnings per common share	$.31	$.46
Book value per share at March 31	$13.61	$13.33
Market price of stock at March 31	$19.90	$25.50

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the three-month periods ended March 31,	2009	2008

Balance at beginning of period	$82,778	$80,452
Net income	2,185	2,922
Dividends on preferred stock	(253)	-
Issuance of preferred and common stock	23,331	677
Purchase of treasury stock	(1,042)	(1,645)
Deferred compensation and other adjustments	105	71
Changes in accumulated other comprehensive income (loss)	(1,168)	719
Balance at end of period	$105,936	$83,196

CONSOLIDATED CAPITAL RATIOS		Threshold
	As of	for “Well-
First Mid-Illinois Bancshares, Inc.	Mar 31,	Capitalized”
Primary Capital Measurements (unaudited):	2009	Designation

Leverage ratio	10.51%	5%
Tier 1 capital to risk-weighted assets	14.13%	6%
Total capital to risk-weighted assets	15.15%	10%